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                                                                     Exhibit 5.1


                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                ATTORNEYS AT LAW
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
                               1700 PACIFIC AVENUE
AUSTIN                             SUITE 4100
BRUSSELS                       DALLAS, TEXAS 75201
DALLAS                           (214) 969-2800
HOUSTON                         FAX (214) 969-4343
LONDON                           www.akingump.com
LOS ANGELES
MOSCOW
NEW YORK
PHILADELPHIA
SAN ANTONIO
WASHINGTON, D.C.

                                 April 13, 1999

Century Business Services, Inc.
6480 Rockside Woods Boulevard South
Suite 330
Cleveland, Ohio  44131

Ladies and Gentlemen:

         We have acted as counsel to Century Business Services, Inc., a Delaware corporation (the "COMPANY"), in connection with the filing of a registration statement on Form S-3 filed on the date hereof (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, for the registration of the sale from time to time of an aggregate of 6,141,068 shares (the "SHARES") of common stock, par value $0.01 per share ("COMMON STOCK"), of the Company. The Shares include shares of Common Stock issuable upon the exercise of outstanding warrants (the "WARRANT SHARES").

         We have, as counsel, examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed that the Shares have been issued for at least the par value thereof and that the Warrant Shares will be issued pursuant to and in compliance with the terms of the related warrant agreements. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based upon such examination and representations, we advise you that, in our opinion, (a) the Shares (other than the Warrant Shares) have been duly and validly authorized and are validly issued, fully paid and non-assessable and (b) the Warrant Shares have been duly and validly
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Century Business Services, Inc.
6480 Rockside Woods Boulevard South
April 13, 1999
Page 2


authorized and, when issued in accordance with the related warrant agreements, will be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of any other law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                Sincerely yours,



                                AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.